Exhibit 23.2

Consent of Coopers & Lybrand L.L.P.

We consent to the incorporation by reference in the registration statement on Form S-8 for the Chesapeake Corporation Directors' Stock Option and Deferred Compensation Plan of our report dated January 22, 1998, except for the fifth paragraph of Note 8, as to which the date is February 10, 1998, on our audits of the consolidated financial statements of Chesapeake Corporation and subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is incorporated by reference in the Annual Report on Form 10-K.



                            /s/ Coopers & Lybrand L.L.P.

Richmond, Virginia
April 21, 1998